UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 10, 2006

SCS Transportation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-49983	48-1229851
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4435 Main Street, Suite 930, Kansas City, Missouri		64111
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-960-3664

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2006 the SCS Transportation, Inc. Compensation Committee of the Board of Directors approved SCS Transportation’s 2005 annual incentive plan payment of $243,318 to Bert Trucksess, Chairman, President and Chief Executive Officer. SCS Transportation’s 2005 incentive plan was structured to provide cash incentives to key employees based on the achievement of key corporate, business unit (for business unit employees) and individual objectives. Under the plan, funding pools are created at the corporate and business unit levels based on overall company and business unit performance on selected financial goals. For 2005, the corporate goals under the plan were net income and return on capital. The 2005 business unit goals for Jevic and Saia were operating income and return on capital. The plan is structured with target awards set near the market 50th percentile, with an opportunity to achieve upper quartile payouts for outstanding performance. Actual annual incentive paid to Mr. Trucksess for 2005 was below target, since overall corporate performance was below target.

In addition, the SCS Transportation, Inc. Compensation Committee of the Board of Directors approved a three (3) percent or $14,250 increase in annual base salary for Mr. Trucksess effective January 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCS Transportation, Inc.

February 13, 2006	By:	James J. Bellinghausen

Name: James J. Bellinghausen
Title: Vice President of Finance and Chief Financial Officer